Exhibit 99.1

INVESTOR CONTACT:	Lois Lee
loislee@invacare.com
INVACARE HOLDINGS CORPORATION NAMES KAI ZHU SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
ELYRIA, Ohio (June 26, 2023) – Invacare Holdings Corporation (“Invacare” or “the company”), announced today that it has appointed Kai Zhu as Senior Vice President and Chief Financial Officer, effective July 1, 2023. Mr. Zhu, 46, has served as Invacare’s Vice President Finance EMEA since April 2022 and has over two decades of financial leadership experience. Kathleen P. Leneghan, Invacare’s current Senior Vice President and Chief Financial Officer, has announced her retirement from the company. She will remain at the company until October 1 and will assist with the orderly transition of her duties to Mr. Zhu.

“On behalf of the Board of Directors, I am pleased to welcome Kai as our next Chief Financial Officer. Kai brings deep experience and financial acumen to the global leadership team and is well suited to lead our financial organization as Invacare enters its next phase of growth and development,” said Geoffrey P. Purtill, president and chief executive officer. “I want to express my sincere gratitude and appreciation to Kathy for her over 30 years of service to Invacare and her dedication and resilience in leading our organization through a critical phase of our evolution. We wish Kathy well in her retirement.”

Prior to joining Invacare, Mr. Zhu was Chief Financial Officer of the Fire Fighting Group of CNH Industrial, N.V., a multinational agricultural machinery and transport vehicle company since January 2019. From April 2015 to December 2018, Mr. Zhu served in various financial leadership roles with Danaher KaVo Kerr Group, a dental equipment and consumables manufacturer, including most recently as the Chief Financial Officer of its Emerging Markets Group.

The terms of Mr. Zhu's employment agreement will be described in a Current Report on Form 8-K to be filed by the company on or about the date of this press release.

About Invacare
Invacare Holdings Corporation (“Invacare” or the “company”) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, elderly, bariatric) ailments. The company’s products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe, and Asia/Pacific. For more information about the company and its products, visit Invacare’s website at www.invacare.com.